UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

BRITTON & KOONTZ CAPITAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRITTON & KOONTZ CAPITAL CORPORATION

500 Main Street

Natchez, Mississippi 39120

April 19, 2006

Dear Fellow Shareholder:

A shareholder group composed of Bazile R. Lanneau, Jr., Albert W. Metcalfe and members of their extended family (referred to here as the “Lanneau-Metcalfe Group”) has filed definitive proxy materials with the Securities and Exchange Commission. We believe that you will soon receive a proxy statement and a gold proxy card from this group. The gold proxy card gives the Lanneau-Metcalfe Group a proxy to vote your shares at the 2006 Annual Meeting of Shareholders of Britton & Koontz Capital Corporation (referred to as “the Company”). You are under no obligation to return this gold proxy card.

We previously delivered to you a white proxy card that gives us a proxy to vote your shares at the 2006 Annual Meeting. If you have already submitted your white proxy card and you do not wish to change your vote, you do not need to take any additional action. The white proxy card remains valid, unless you submit a later-dated proxy card. We urge you to immediately discard and not return the gold proxy card sent by the Lanneau-Metcalfe Group.

If you have not already sent in your proxy and you desire to vote your shares in accordance with the recommendations of the Board of Directors, as described in the Company’s proxy materials previously sent to you by the Company, please take a moment now to complete, sign, date and mail the enclosed white proxy card to the Company. To obtain another copy of the Company’s proxy solicitation materials or 2005 Annual Report to Shareholders, contact Cliffie Anderson at (601) 445-2482.

Please remember that the latest-dated proxy card controls how your shares are voted—if you do not want to give your proxy to the Lanneau-Metcalfe Group, do not return the gold proxy card. If you have returned a gold proxy card and now want to vote in accordance with the recommendations of the Board of Directors of the Company, please complete, sign, date and mail the enclosed white proxy card.

We have enclosed with this letter some additional information relating to our solicitation of your proxy. Please carefully review the enclosed materials as well as all other proxy materials we have previously sent to you so that you can be completely informed about the matters to be considered and voted upon at the Annual Meeting. We thank you in advance for supporting the Board of Directors by returning the white proxy card to the Company. We look forward to seeing you at the Annual Meeting on April 25.

W. Page Ogden	Robert R. Punches
Chairman of the Board	Vice Chairman of the Board
President, Chief Executive Officer

BRITTON & KOONTZ CAPITAL CORPORATION

500 Main Street

Natchez, Mississippi 39120

Additional Solicitation Information

On April 10, 2006, we delivered to you additional information about the proposals to be voted on at the Annual Meeting. Our April 10 materials were written in response to the preliminary proxy materials that the Lanneau-Metcalfe Group filed with the Securities and Exchange Commission on March 31. As noted in our cover letter, the Lanneau-Metcalfe Group has recently filed its definitive proxy materials with the SEC and mailed those materials to our shareholders. The following discussion provides you with some additional information about why we believe that you should continue to support the Company.

Proposal Nos. 1 and 2—Election of Directors

In our April 10 materials, we asserted our belief that statements in the Lanneau-Metcalfe Group’s preliminary proxy materials about the extent of the Company’s growth were incomplete. Our belief is based on a few reasons. First, in our opinion, the Lanneau-Metcalfe Group’s conclusions about our growth (or lack thereof) over the last five years are incorrect because the conclusions, in our opinion, are based too heavily on the amount of growth in the Company’s total deposits. We do not disagree that total deposits are an important indicator of growth. To obtain a more balanced and complete understanding of our growth, however, we believe that other measures of growth must also be inspected. As noted in our April 10 materials, non-interest bearing checking account balances have increased 53.2% over the last five years. Growth in this type of deposit is particularly important to the Company, in our opinion, because no interest has to be paid on the deposit. In addition, from 2000 to 2005 our loans have grown 31.7%, our year-end stock price has increased 75.8% and our annual dividends have increased 15% (in our April 10 materials, we stated that our dividends increased 20%—this percentage is the increase in our annual dividend rate). In our opinion, these measures illustrate that, notwithstanding less significant growth in total deposits, the Company has grown at a satisfactory rate over the last five years. We believe that a comprehensive evaluation of the Company’s growth must include our performance in these areas, not just our growth in total deposits.

A second reason why we felt that the Lanneau-Metcalfe Group’s preliminary proxy materials did not paint a full picture of our operations is that these materials did not discuss our recent success. The group’s definitive proxy materials also omit any discussion of our recent activities. As we noted in our April 10 materials, from 2004 to 2005, we recorded double-digit loan growth, and our net income increased 13.5% over the same period (you may have also noticed our recent release of our earnings for the first quarter of 2006, which noted that our loans and net income for the first quarter of 2006 also grew when compared to the first quarter of 2005). We believe that for any discussion of our operations to be complete, the discussion must take into account our performance in 2005 and for the first quarter of 2006.

Finally, we believe that any discussion of the Company’s strategies and plans over the last five years must note that not only did Mr. Lanneau and Mr. Metcalfe support the Board’s 2001 plan for growth, but also that Mr. Lanneau served as the Chief Financial Officer of the Company and as a member of the board of directors of Britton & Koontz Bank, N.A. (the “Bank”) until June 14, 2004 and was a member of the Company Board until November 15, 2004 and that Mr. Metcalfe was on both the Company Board and on the Bank Board until his retirement at our 2005 annual meeting of shareholders. For most of the time period over which the Company’s growth was allegedly inadequate, two members of the Lanneau-Metcalfe Group, in their role as directors of the Company and the Bank, helped to define our plans on growth. For example, in its definitive proxy materials, the Lanneau-Metcalfe Group highlights the closure of our Madison branch as showing that we are not able to execute on our expansion plan. A review of the minutes from the joint meeting of the Company and Bank boards in July, 2004, however, shows that Mr. Metcalfe voted in favor of the closure of the Madison branch. Furthermore, as

CFO, Mr. Lanneau was part of the team responsible for implementing our expansion plans. We believe that shareholders should consider this information when evaluating the Lanneau-Metcalfe Group’s assertions about our performance over the past five years.

The Board of Directors unanimously recommends a vote “FOR” the election of Bethany L. Overton and Robert R. Punches as Class I directors and a vote “FOR” the election of A.J. Ferguson as a Class III director. If you have not already returned your white proxy card, or if you have returned the gold proxy card, the Board urges you to vote “FOR” the Board’s nominees for director in Proposal Nos. 1 and 2 and immediately complete and return the white proxy card to the Company.

Discussion of Proposal No. 3—Amendment of the Company’s Restated Articles of Association to Eliminate Cumulative Voting in the Election of Directors

We believe that there is an ongoing debate in the corporate governance community regarding the desirability of cumulative voting. Some commentators and corporate governance experts would likely disagree with our view that the elimination of cumulative voting is in the best interests of our shareholders. As we have noted in our proxy statement and our April 10 materials, cumulative voting enhances the ability of a minority of shareholders to elect an individual to a company’s board of directors. With cumulative voting rights, a group of shareholders owning less than a majority of a company’s shares, if the group is large enough and relatively cohesive, will possess sufficient voting power to elect its own candidate to the board of directors. Some commentators and corporate governance experts argue that cumulative voting rights are beneficial to corporations because they protect minority shareholders from overreaching or from being ignored by a majority of the shareholders. In addition, a minority shareholder’s board representative may be able to more effectively articulate the concerns about the company’s management that such minority shareholder has. Although we do not believe that these benefits outweigh the negatives associated with cumulative voting in the context of the Company and the Lanneau-Metcalfe Group, we think that it is appropriate to mention that some commentators and governance experts likely would argue that cumulative voting continues to provide important benefits to the Company’s shareholders.

Our proxy statement and our April 10 materials discuss why we believe that the elimination of cumulative voting in the election of directors is in the best interests of the Company and its shareholders. We urge you to review this information again. In short, we believe that a director should be elected only if he or she receives the support of a broad segment of shareholders and that cumulative voting makes it possible for a minority of the shareholders, such as the Lanneau-Metcalfe Group, to obtain representation on the Company’s Board to advocate their own interests.

As we noted in our April 10 materials, because of cumulative voting, even if a substantial majority of the Company’s shareholders do not vote for the Lanneau-Metcalfe Group’s nominee, the group needs only slight additional support to be able to elect its nominee to the Board. For example, with two directors to be elected and a 70% shareholder turnout (which has traditionally been the percentage of shareholders voting at our annual meetings), the Lanneau-Metcalfe Group needs votes in favor from only about 23% of our outstanding stock to elect a director (or 4% more stock than the group already holds). Even if 77% of our outstanding stock withholds for this nominee, he would still be elected. We do not think this is in the best interests of the Company or its shareholders. Rather, we believe that all directors serving on the Board should be broadly supported by the shareholders and not just by a minority of the shareholders.

Next, we would like to discuss in more detail our concerns regarding the Lanneau-Metcalfe Group’s nominee. We recognize that, if elected, this nominee, just as all of the current directors on the Board, will be bound by the fiduciary duties imposed under Mississippi law requiring directors of a Mississippi corporation to act in the best interests of all of the corporation’s shareholders. We acknowledge the Lanneau-Metcalfe Group’s statement in its definitive proxy statement that their nominee “recognizes his fiduciary obligations to all shareholders” of the Company, and we are not aware of any information regarding this nominee to the contrary. Our concern about this nominee is chiefly based on statements made in public filings by the Lanneau-Metcalfe Group. In the second amendment to the Lanneau-Metcalfe Group’s Schedule 13D, filed with the SEC

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on March 10, 2006, the group discusses whether it is necessary that the Company join forces with another financial institution to improve the Company’s growth. In that discussion, the Schedule 13D states, “the Filing Persons [i.e. the Lanneau-Metcalfe Group] want to have a serious dialogue with the present board and to have representation on the board to see that all avenues of changing the direction of the bank are skillfully and intelligently explored” (emphasis added).

The Lanneau-Metcalfe Group’s definitive proxy materials that you have received make a similar statement (which is also in the group’s preliminary materials filed with the SEC on March 31). The proxy statement provides that “[w]ith appropriate representation on the Board and the development of a constructive dialogue regarding management strategies and policies, we [i.e. the group] are willing to consider alternatives, other than sale, for enhancing shareholder value” (emphasis added). We think a fair interpretation of these two statements is that the Lanneau-Metcalfe Group wants a representative on the Board to advance the views of the Lanneau-Metcalfe Group. Given these two statements, we believe that it is legitimate to at least raise the issue and be concerned that the individual the Lanneau-Metcalfe Group has ultimately chosen as its candidate for election to the Board could be someone that the group believes will act as its representative on the Board, as opposed to acting as a representative of all shareholders. Let us reiterate, however, that all directors on the Board are bound by the fiduciary duties imposed under Mississippi law and that we have no information that would lead us to believe that the Lanneau-Metcalfe Group’s nominee does not intend to strictly adhere to these fiduciary duties.

Finally, we would like to discuss why we believe that the Lanneau-Metcalfe Group’s ultimate goal is to control the Company. We believe that the group’s recent actions allow for the reasonable belief that it is seeking to control the Company. First, the Lanneau-Metcalfe Group filed a Schedule 13D with the SEC, with the last amendment to this Schedule 13D being filed on March 10, 2006. Under SEC regulations, a holder of 5% or more of a company’s securities (including a group of shareholders who have agreed to act in concert) must file a Schedule 13D if the company’s securities were acquired with the purpose or effect of changing or influencing the control of the company. Also, the Lanneau-Metcalfe Group’s amended Schedule 13D states that the reason the group was formed was “to profit from appreciation in the market price of the Common Stock [sic] through . . . influencing the policies of the Company.” Later in the amended Schedule 13D, the group indicates that it may “consider seeking election or appointment to the Board of Directors of the Company in connection with the 2006 Annual Meeting or otherwise.” We believe that the existence of the Schedule 13D itself, plus the discussion of the Lanneau-Metcalfe Group’s purposes and plans with respect to the Company, provide a reasonable basis for our conclusion that the group’s ultimate goal is to control the Company.

Our conclusion about the Lanneau-Metcalfe Group’s intentions was bolstered by the fact that Bazile R. Lanneau, Jr., a member of the Lanneau-Metcalfe Group, having already nominated the Lanneau-Metcalfe Group’s candidate for election as a Class I director, thereafter in March, 2006 sought to nominate himself for election to the Board at the Annual Meeting. Mr. Lanneau’s nomination of himself was not timely, and we informed Mr. Lanneau that he would not be permitted to nominate himself for election as a director. Nevertheless, this nomination, by an individual who has agreed to act as a group with the other members of the Lanneau-Metcalfe Group, gave us additional reason to believe that the group seeks to control the Company even if the group only currently has one candidate for election to the Board. We acknowledge, however, that, because we have a classified board of directors, even with cumulative voting, it will take a number of shareholders meetings before the Lanneau-Metcalfe Group could elect enough of its own candidates to constitute a majority of the Board and thereby obtain control of the Company.

The Board of Directors unanimously recommends a vote “FOR” the amendment to the Company’s Articles described in Proposal No. 3. If you have not already returned your white proxy card, or if you have returned the gold proxy card, the Board urges you to vote “FOR” Proposal No. 3 and immediately complete and return the white proxy card to the Company.

Board Recommendation

We believe that the Company has been successful over the past years. The continued support of our shareholders is essential to maintain that success. At the Annual Meeting, the Board of Directors seeks your support “FOR” the following matters:

•	The election of Robert R. Punches and Bethany L. Overton as Class I directors;

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•	The election of A.J. Ferguson as a Class III director;

•	The approval of an amendment to the Company’s Restated Articles of Association to eliminate cumulative voting rights in the election of directors; and

•	The adjournment of the Annual Meeting, if necessary in the judgment of the Board, for the purpose of soliciting additional proxies in favor of the foregoing proposals or against the shareholder proposal.

In addition, the Board urges you to vote “AGAINST” a shareholder proposal submitted by Bazile R. Lanneau, Jr.

In addition to these materials, we urge all shareholders to read our definitive proxy statement and 2005 Annual Report to Shareholders that were delivered to you on or about March 20, 2006, as well as our additional solicitation materials dated April 10, 2006 and delivered to you shortly thereafter. These materials contain important information that will help you make an informed decision on each proposal to be voted on at the Annual Meeting.

Additional Information

If you have any questions regarding any of the information in these materials or about how to vote your shares of Company stock, or if you need another copy of our proxy statement, the 2005 Annual Report, our April 10 materials or the white proxy card, please do not hesitate to contact the Company by telephone or by mail, as follows:

Cliffie S. Anderson

Corporate Secretary

Britton & Koontz Capital Corporation

500 Main Street

Natchez, Mississippi 39120

Telephone: (601) 445-5576

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